Exhibit 4.11

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and Rule 24b-2

CFFT FINAL 5/16/17

May 16, 2017

Padmanabh Chivukula, PhD

Arcturus Therapeutics, Inc.

10628 Science Center Dr., Suite 200 San Diego, CA 92121

Development Program:	Nebulized LUNAR-formulated CFTR mRNA
Amount of Award:	$3,177,983
Name of Awardee:	Arcturus Therapeutics, Inc. (“Arcturus”)

Dear Dr.  Chivukula:

We are pleased to inform you that Cystic Fibrosis Foundation Therapeutics, Inc.  (“CFFT”) is hereby issuing an award for the Development Program described in Exhibit A and disbursed in accordance with Exhibit B up to the amount indicated above (the “Award”).  Arcturus shall be responsible for the payment of all of the remaining costs required to complete the Development Program and for costs associated with continuing CRE necessary to further develop and commercialize the Product.  Each party’s obligations hereunder will commence and apply upon the execution of this Agreement.  The Award is in furtherance of CFFT’s charitable mission to cure and mitigate the effects of Cystic Fibrosis.  CFFT has determined that without the Award, the Development Program will likely not occur or be substantially delayed.  The Award is subject to the following terms, conditions and policies of this Letter Agreement (“Agreement”):

1.Disbursement of Award; CFFT Know-How; Reports.

(a) The Award will be disbursed by CFFT to Arcturus in accordance with the Milestone Payment Schedule set forth in Exhibit B.  Any CFFT funds not expended on the Development Program must be returned to CFFT, and upon such return, the amounts of such returned funds will not be included as part of the “Award” for purposes of calculating any royalties or other amounts owed by Arcturus to CFP1 pursuant to Paragraph 2(b).

(b) To the extent CFFT provides or makes available any information, expertise, know-how or other intellectual property related to cystic fibrosis or the treatment, prevention, or cure thereof (“CFFT Know-How”) to Arcturus, CFFT hereby grants to Arcturus a non-exclusive, transferable, sublicensable (through multiple tiers), worldwide right and license under all of CFFT’s rights in such CFFT Know-How to assist

Arcturus to research, develop, commercialize, make, have made, use, sell, have sold, offer for sale, import, export and otherwise exploit the Product.

(c) During the Development Program, Arcturus agrees to provide CFFT and the Project Advisory Group (“PAG”) specified below with a reasonably detailed, written report every […***…]* months, summarizing progress toward achieving the goals of the Development Program.  In addition, Arcturus shall prepare and deliver to CFFT a closing report within […***…] days after the completion of the Development Program.  Arcturus shall continue to report to CFFT […***…] through the PAG (as hereafter provided for) on the progress of its development activities regarding the Product until the earlier of first commercial sale of the Product or such research efforts are abandoned by Arcturus, its Affiliates and its sublicensees, solely as a result of scientific failure.  Arcturus shall also provide CFFT with prompt notice of the closing of a Disposition Transaction and of any material adverse event affecting Arcturus.

2.Royalties.  In consideration of CFFT’s Award under this Agreement and CFFT‘s license and transfer of intellectual property and CFFT Know-How pursuant to this Agreement, Arcturus agrees to pay to CFFT royalties as follows:

(a)  Arcturus shall pay a one-time royalty to CFFT in an amount equal to the Royalty Cap.  Such amount shall be paid in […***…] installments: the first within […***…] of the first anniversary of the first commercial sale of the Product (the “Initial Payment Date”); and the remaining installments on or before the […***…] and […***…] anniversaries of the Initial Payment Date.

(b)  In addition to the royalty payable pursuant to subparagraph (a) above, Arcturus shall pay to CFFT a one-time royalty equal to the Actual Award upon each of the following occurrences: (i) within […***…] days after which aggregate Net Sales of the Product exceed $[…***…], and (ii) within […***…] days after which aggregate Net Sales of the Product exceed $[…***…].

(c)  In the event of a license, sale or other transfer of the Product or Arcturus Development Program Technology in the Field (excluding Net Sales) or a Change of Control Transaction (collectively, a “Disposition Transaction”), Arcturus shall pay to CFFT a payment equal to […***…] percent ([…***…]%) of any license or purchase price payments actually received by Arcturus or its shareholders up to the amount of the Royalty Cap (the “Disposition Payment”).  Such payment shall be made within […***…] days after any transactions giving rise to such payment.  Notwithstanding the payment of the Disposition Payment, the obligation to pay CFFT royalties specified in subparagraphs (a) and (b) shall survive (“Surviving Royalties”), provided that the royalty specified in subparagraph (a) shall be reduced by the Disposition Payment. Arcturus and any third party transferee in such Disposition Transaction shall be jointly and severally liable for the Surviving Royalties, and any Disposition Transaction shall be null and void unless the third party transferee in such transaction expressly assumes the joint and several obligation for the Surviving Royalties.

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3.Commercially Reasonable Efforts.  Arcturus shall use Commercially Reasonable Efforts to conduct the Development Program during the term of this Agreement.  After the Development Program is completed, Arcturus or its licensee, sublicensee, assignee or successor shall exercise Commercially Reasonable Efforts to continue to develop the Product.

4.Program Advisory Group (“PAG”).

(a)  Arcturus and CFFT shall form a PAG.  The PAG serves the function of allowing CFFT to oversee the use of the Award funds and to ensure that such funds are used solely in furtherance of CFFT’s tax-exempt mission, which is to promote the cure and/or mitigation of cystic fibrosis.  The PAG shall terminate and cease to exist on the earlier of the commercialization of the Product or the termination of this Agreement.  The PAG shall consist of two (2) individuals appointed by Arcturus and two (2) individuals appointed by CFFT.  One of such individuals from Arcturus and CFFT, respectively, shall be the principal liaison to the Development Program.  A party may replace the individuals appointed by such party and designate a different individual as the principal liaison upon written notice to the other party.

(b)  The role of the PAG shall be to determine, discuss and propose amendments to the Development Program and budget, to determine whether payment milestones have been achieved, and provide recommendations on other issues raised by either party relating to the Development Program, provided that no change to the Development Program shall be made without the written agreement of both parties.  After completion of the Development Program, the role of the PAG shall be solely to review annual reports pursuant to Section 1(c).

(c) Each party shall be responsible for its own expenses in connection with attending and participating in the PAG.

5.Interruption License.  Arcturus hereby grants the Interruption License to CFFT, which Interruption License shall be effective as provided below.  Upon written notice from CFFT following an Interruption (the “Interruption Notice”), Arcturus shall elect, within […***…]* days of such Interruption Notice, one of the following options by notice to CFFT:

(a)  Arcturus shall reasonably demonstrate, in the form of a written progress report, that an Interruption has not occurred, or that Arcturus, an Affiliate thereof, or a licensee or sublicensee of either of the foregoing is exercising Commercially Reasonable Efforts to research, develop or commercialize the Product;

(b)  Arcturus shall provide CFFT with notice within such […***…] day-period that Arcturus, an Affiliate thereof, or a licensee or sublicensee of either of the foregoing, has plans to resume Commercially Reasonable Efforts to develop or commercialize the Product and resumes such Commercially Reasonable Efforts within the […***…] day period following such notice;

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(c)  The Interruption License shall become effective, as set forth below; or

(d)  Arcturus may elect in lieu of the Interruption License, within […***…]* days of the Interruption Notice (but only if and when the Interruption License would otherwise have become effective), to pay to CFFT the greater of (A) […***…] times the Actual Award, and (B) […***…] of the Actual Award […***…] up to the time of such election (the “Interruption Payment”); and in the event of such election and payment, this Paragraph 5 shall otherwise no longer be applicable.

The failure of the drug due to safety issues or lack of sufficient efficacy in the Field or regulatory restrictions shall not be considered an Interruption.

If Arcturus has elected (a) or (b) above within […***…] days of the Interruption Notice, the Interruption Notice shall be deemed satisfied and be of no further force or effect unless CFFT notifies Arcturus within […***…] days after receipt of Arcturus’s progress report under (a) above or provides notice under (b) above that CFFT disputes such progress report or notice, as the case may be.  If CFFT provides timely notice of its dispute, the parties shall resolve such dispute in accordance with the dispute resolution provision of this Agreement.

If Arcturus has elected (a) or (b) above, CFFT has disputed such election, the resolution of the dispute is concluded and the final outcome of such dispute resolution is that such election was defective, Arcturus shall be deemed to have made the election specified in (c) above.  If Arcturus has made (or is deemed to have made) the election specified in (c) above, the Interruption License shall be effective upon such election (or deemed election) (such date, the “Interruption License Effective Date”).  The Interruption License shall be an exclusive (even as to Arcturus), worldwide license to CFFT under the Arcturus Development Program Technology solely to the extent necessary to manufacture, have manufactured, license, use, sell, offer to sell, and support the Product in the Field.  Arcturus shall not grant a security interest in any Arcturus Development Program Technology that is or will be covered by the Interruption License.  Arcturus shall deliver to CFFT, within […***…] days after the Interruption License Effective Date, a copy of all materials and data in its possession or control constituting Arcturus Development Program Technology, to the extent required by CFFT to make, use, or sell the Product in the Field.  For the avoidance of doubt, Arcturus shall retain all rights to the Arcturus Development Program Technology for use outside of the Field.  In the event that Arcturus assigns all of or certain of its rights and obligations to develop and commercialize the Product at any time to a third party, such third party shall be subject to the obligations of the Interruption License.  The Interruption License shall be deemed to constitute intellectual property as defined in Section 365(n) of the U.S.  Bankruptcy Code; provided, however, that nothing in this Agreement shall be deemed to constitute a present exercise of such rights and elections.  Arcturus agrees that CFFT, as a licensee of such rights, shall retain and may exercise all of its rights and elections under the U.S.  Bankruptcy Code.

If Arcturus elects (d) above and subsequently resumes Commercially Reasonable Efforts with respect to a Product, the royalties specified in Paragraph 2 shall survive, but shall be reduced by the Interruption Payment.

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6.Indemnification.

(a) Arcturus shall indemnify, defend and hold harmless CFFT, its Affiliates, and their respective directors, officers, employees, consultants, committee members, volunteers, agents and representatives and their respective successors, heirs and assigns (each, an “CFFT Indemnitee”), from and against any and all claims, suits and demands of third parties and losses, liabilities, damages for personal injury, property damage or otherwise, costs, penalties, fines and expenses (including court costs and the reasonable fees of attorneys and other professionals) payable to such third parties arising out of, and relating to any such third party claims resulting from:

(i)the conduct of the Development Program by Arcturus or its Affiliates or their respective directors, officers, employees, consultants, agents, representatives, licensees, sublicensees, subcontractors and/or investigators (each, an “Arcturus Party”) under this Agreement and/or pursuant to one or more agreements between Arcturus and any Arcturus Party, or any actual or alleged violation of law resulting therefrom;

(ii)Arcturus’s or its Affiliates’ development, manufacture, or commercialization of the Product developed in whole or in part as a result of the Development Program;

(iii)any claim of infringement or misappropriation with respect to the conduct of the Development Program by or on behalf of Arcturus or its Affiliates, or Arcturus’s or its Affiliates’ third party licensees’ or sublicensees’ manufacture, use, sale, or import of the Product developed in whole or in part as a result of the Development Program; and

(iv)any tort claims of personal injury (including death) relating to or arising out of any such injury sustained as the result of, or in connection with, the conduct of the Development Program by or on behalf of Arcturus or its Affiliates, or Arcturus’s or its Affiliates’ third party licensees’ or sublicensees’ (other than CFFT or any of CFFT’s licensees or sublicensees) development, manufacture, or commercialization of the Product developed in whole or in part as a result of the Development Program; in each case except to the extent the claim, suit, demand, liability, damage, or loss results from the negligence, willful misconduct or other fault of a CFFT Indemnitee.

(b) CFFT will indemnify, defend and hold harmless Arcturus, its Affiliates and their respective directors, officers, employees, consultants, agents and representatives and their respective successors, heirs and assigns (“Arcturus Indemnitees”) from and against any and all claims, suits and demands of third parties and losses, liabilities, damages for personal injury, property damage or otherwise, costs, penalties, fines and expenses (including court costs and the reasonable fees of attorneys and other professionals) payable to such third parties arising out of, resulting from, or relating to any exercise of any rights under the Interruption License by or on behalf of CFFT, any designee, assignee or successor in interest thereto, or any licensee or sublicensee of any of the foregoing, except to the extent the claim, suit, demand, liability, damage or loss results from the negligence or willful misconduct of an Arcturus Indemnitee after the Interruption License Effective Date.

(c) A party entitled to indemnification under this Paragraph 6 (the “Indemnified Party”) will promptly notify the other party (the “Indemnifying Party”) of any claims, suits, demands, losses, liabilities, damages costs, penalties, fines, or expenses subject to indemnification under this Paragraph 6 of which it is made aware.  The Indemnified Party will cooperate, and exert efforts to cause other Indemnified Parties to cooperate, in assisting the Indemnifying Party in presenting a defense, if requested to do so.  The Indemnifying Party shall have sole control to select defense counsel, direct the defense of any such complaint or claim, and the right to settle claims at the Indemnifying Party’s sole expense, provided that any such settlement does not incur non-indemnified liability for or admit fault by any Indemnified Party.  In the event a claim or action is or may be asserted, the Indemnified Party shall have the right to select and to obtain representation by separate legal counsel.  If the Indemnified Party exercises such right, all costs and expenses incurred for such separate counsel shall be borne by the Indemnified Party.  No Indemnified Party shall settle or enter into any voluntary disposition of any matter subject to indemnification under this Paragraph 6 without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld.

7.Insurance.  Arcturus shall maintain at its own expense, with a reputable insurance carrier, coverage for Arcturus, its Affiliates, and their respective employees written on a per occurrence basis commensurate with a reasonable assessment of the risks associated with the development efforts being conducted by Arcturus, the following policies: Commercial general liability insurance, including contractual liability as respects this Agreement for bodily injury and property damage and, no later than the first use administration of the Product to a human subject, the Product liability and clinical trials liability.

Maintenance of such insurance coverage will not relieve Arcturus of any responsibility under this Agreement for damage in excess of insurance limits or otherwise.  On or prior to the effective date of this Agreement (“Agreement Effective Date”), Arcturus shall provide CFFT with an insurance certificate from the insurer(s), broker(s) or agent(s) (hereinafter collectively the “Insurance Providers”) evidencing the applicable insurance coverage.  At its request, CFFT may review Arcturus’ s insurance coverage with relevant Arcturus personnel no more than […***…]* per year.

8.

Intellectual Property Rights.  All inventions, data, know-how, information, results, analyses, and other intellectual property rights resulting from the Development Program shall, as between the parties, be owned by Arcturus and the preparation, filing and maintenance of all patents resulting from the Development Program shall, as between the parties, be the sole responsibility, and under the sole control, of Arcturus.  Subject to Paragraph 5, CFFT hereby assigns and transfers to Arcturus all of CFFT’s right, title, and interest in and to all inventions and other intellectual property resulting from the Development Program, CFFT’s access to, or

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knowledge or use of, any Arcturus Development Program Technology, the Product, or confidential or proprietary information of Arcturus, and all intellectual property rights related to any of the foregoing, free and clear of all liens, claims, and encumbrances.

9.Termination of Agreement.

(a)  Either party may terminate this Agreement for cause, without prejudice to any other remedies available to the terminated party with respect thereto, by providing the other party with written notice of such cause and intent to terminate; provided, however, that the other party shall have thirty (30) days following the receipt of written notice to cure such cause.  For this Paragraph 9, “cause” shall mean (i) a party’s material breach of its covenants or obligations under this Agreement, (ii) a bankruptcy or similar filing by a party or a proceeding under the applicable bankruptcy laws or under any dissolution or liquidation law or statute now or hereafter in effect and filed against such party or all or substantially all of its assets if such filing is not dismissed within […***…]* days after the date of its filing, or (iii) Arcturus’s material failure to achieve any Milestone within […***…] days of its anticipated achievement day.

(b)  The following provisions shall survive the termination of this Agreement: Paragraphs 2, 5, 6, 7, 8, 9, 10, 11, and 12.

10.Audits.  At the request of CFFT, from time to time, Arcturus shall permit CFFT, upon reasonable notice, to audit and examine such books and records of Arcturus as may be necessary for verifying Arcturus’s expenditures of the Award and the payment of royalties, if any, but no more frequently than […***…].  All non-public information made available by Arcturus as part of any such audit, as part of any other reports (whether written or non-written), or otherwise under this Agreement (including, but not limited to, in connection with the PAG) shall be regarded as Arcturus’s confidential information and CFFT hereby covenants that, except to the extent required by law (provided that CFFT promptly notifies Arcturus of such requirement and permits Arcturus to seek, and reasonably cooperates with Arcturus at Arcturus’s expense in seeking, a protective order therefor or other confidential treatment thereof), it shall not use any such information for any purpose other than determining whether Arcturus has complied with its obligations hereunder (provided that CFFT may also use information provided through the PAG to further the purposes of the PAG hereunder) or, in the event of the grant of the Interruption License, the exercise thereof, or disclose any such information to any third party.

11.  Miscellaneous.

(a) Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland.

(b) Dispute Resolution.

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(i)In the event of any dispute, claim or controversy arising out of, relating to or in any way connected to the interpretation of any provision of this Agreement, the performance of either party under this Agreement or any other matter under this Agreement, including any action in tort, contract or otherwise, at equity or law (a “Dispute”), either party may at any time provide the other party written notice specifying the terms of such Dispute in reasonable detail.  As soon as practicable after receipt of such notice, an officer of each party shall meet at a mutually agreed upon time and location to engage in good faith discussions for the purpose of resolving such Dispute.  If the Dispute is not resolved within […***…]* days of such notice, either party may institute arbitration in accordance with (ii) below.

(ii)In the event any Dispute is not resolved in accordance with (i) above, such Dispute shall be resolved by final and binding arbitration.  Whenever a party decides to institute arbitration proceedings, it shall give written notice to that effect to the other party.  Arbitration shall be held in Washington, D.C., according to the then-current commercial arbitration rules of the Center for Public Resources (“CPR”), except to the extent such rules are inconsistent with this subparagraph.  The arbitration will be conducted by one (1) independent, neutral arbitrator who shall be mutually acceptable to both parties, such acceptance not to be unreasonably withheld, and who shall be appointed in accordance with CPR rules.  If the parties are unable to mutually agree on such an arbitrator, then the arbitrator shall be appointed in accordance with CPR rules.  Any arbitrator chosen hereunder shall have educational training and industry experience sufficient to demonstrate a reasonable level of relevant scientific, financial, medical and industry knowledge.  Within […***…] days of the selection of the arbitrator, each party shall submit to the arbitrator a proposed resolution of the Dispute that is the subject of the arbitration (the “Proposals”).  The arbitrator shall thereafter select one of the Proposals so submitted as the resolution of the Dispute, but may not alter the terms of either Proposal and may not resolve the Dispute in a manner other than by selection of one of the submitted Proposals.  If a party fails to submit a Proposal, the arbitrator shall select the Proposal of the other party as the resolution of the Dispute.  The arbitrator shall agree to render its opinion within […***…] days of the final arbitration hearing.  No arbitrator shall have the power to award punitive damages regardless of whether any such damages are contained in a Proposal, and such award is expressly prohibited.  The proceedings and decisions of the arbitrator shall be confidential, final and binding on all of the parties.  Judgment on the award so rendered may be entered in any court having jurisdiction thereof.  The parties shall share the costs of arbitration according to the decision of the arbitrator.  Nothing in this subparagraph will preclude either party from seeking equitable or injunctive relief, or interim or provisional relief, from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction, or any other form of permanent or interim equitable or injunctive relief, concerning a dispute either prior to or during any arbitration.

(c) This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.  Facsimile and other electronically scanned signatures shall have the same effect as their originals.

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(d) All communications between the parties with respect to any of the provisions of this Agreement will be sent to the addresses set out below, or to such other addresses as may be designated by one party to the other by notice pursuant hereto, by prepaid, certified air mail (which shall be deemed received by the other party on the seventh (r) business day following deposit in the mail), or other electronic means of communication (each of which shall be deemed received when transmitted), with confirmation by first class letter, postage pre-paid, given by the close of business on or before the next following business day:

if to CFFT, at:

Preston W. Campbell, III, M.D.
6931 Arlington Rd.
Suite 200
Bethesda, Maryland 20814
Phone: 301-907-2689
Fax: 301-907-2699
Email: pwc@cff.org

with a copy to:

Schaller & Lubitz, PLLC
6931 Arlington Rd., Suite 200
Bethesda, Maryland 20814
Attn: Kenneth I. Schaner, Esq.
Phone: 240-482-2848
Fax: 202-470-2241
E-mail: ken@schanerlaw.com

if to Arcturus, at:

Padmanabh Chivukula, PhD
Arcturus Therapeutics, Inc.
10628 Science Center Dr., Suite 200
San Diego, CA 92121
Phone: 858-900-2662
Email: pad@arcturusrx.com

With a copy to:

Mark Herbert
Arcturus Therapeutics, Inc.
10628 Science Center Dr., Suite 200
San Diego, CA 92121
Phone: 858-900-2663
Email: mark@arcturusrx.com

(e) The paragraph headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

(f) Arcturus will not, by amendment of its organizational or governing documents, or through reorganization, recapitalization, consolidation, merger, dissolution, sale, transfer or assignment of assets, issuance of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms, provisions, covenants or agreements of this Agreement.

(g)  This Agreement may not be assigned by any party without the consent of the other party, except that either party may assign this Agreement without such consent to an Affiliate of such party or in connection with the transfer, whether by sale of assets, merger or otherwise, of all or substantially all of the assets or business of such party to which this Agreement relates.  Any assignment that is not in accordance with this subparagraph 11(g) will be null and void ab initio.

(h)  Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between CFFT and Arcturus.  Notwithstanding any of the provisions of this Agreement, neither party to this Agreement shall at any time enter into, incur, or hold itself out to third parties as having authority to enter into or incur, on behalf of the other party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities in connection with or relating to the obligations of each party under this Agreement shall be made, paid, and undertaken exclusively by such party on its own behalf and not as an agent or representative of the other.

(i)  Each party shall submit any proposed press release or other public announcement, other than an academic, scholarly, or scientific publication, concerning the terms of this Agreement or this Award to the other party prior to its public release, except to the extent any such release or announcement is required by law, rule, or regulation or the rules of any securities exchange.  CFFT’ s support for the Development Program shall be acknowledged in any publications by Arcturus related to the Development Program.

(j)  The parties agree that they intend to advance the body of general scientific knowledge of cystic fibrosis and its potential therapies and cures and the parties acknowledge that Arcturus intends to, as commercially and scientifically reasonable based on the results of the Development Program, publish the results of the Development Program in a scientific peer-reviewed publication on a timely basis and provide CFFT with copies of at least one public forum presentation annually.

(k)  In accordance with the U.S.  Department of the Treasury Anti-Terrorist Financing Guidelines.  Arcturus shall take reasonable steps to ensure that the payments received from CFFT are not distributed to terrorists or their support networks or used for activities that support terrorism or terrorist organizations and Arcturus shall periodically apprise CFFT of the steps taken to meet this goal.  Arcturus certifies that it is in compliance with all laws, statutes and regulations restricting U.S.  persons from dealing with any individuals, entities, or groups subject to Office of Foreign Assets Control (OFAC) sanctions.

(l)  Arcturus shall provide CFFT on the Agreement Effective Date with a description of its other sources of support and update that description from time to time during the Development Program.

(m) Arcturus shall provide CFFT with a copy of its public filings, such as annual reports, with governmental units from time to time during the Development Program.

12.Definitions.

(a) Unless otherwise defined in this letter, the following shall apply:

▪“Actual Award” means the total amount of the Award actually paid to Arcturus.

▪“Affiliate” shall mean, with respect to a party, any entity, which directly or indirectly controls, is controlled by, or is under common control with, such party.  For these purposes, “control” shall refer to (a) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of an entity; or (b) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

▪“Arcturus Development Program Technology” shall mean all technology, in whole or in part, discovered, developed, or controlled, by Arcturus or its Affiliates, as a result of the Development Program under this Agreement in the Field (solely for purposes of the Interruption License), including, without limitation, technology owned or controlled by Arcturus prior to Arcturus’s performance of the Development Program under this Agreement to the extent necessary in the performance of the Development Program under this Agreement.  Without limitation, Arcturus Development Program Technology shall include data, technical information, source codes, know-how, inventions (whether or not patented), trade secrets, laboratory notebooks, and processes and methods.

▪“Change of Control Transaction” shall mean the consummation of a transaction, whether in a single transaction or in a series of related and substantially contemporaneous transactions, constituting (i) a merger, share exchange or other reorganization, (ii) the sale by one or more stockholders of a majority of the voting power of Arcturus, or (iii) a sale of all or substantially all of the assets of Arcturus (or that portion of its assets related to the subject matter of this Agreement), in which the stockholders of Arcturus immediately prior to such transaction do not own a majority of the voting power of the acquiring, surviving or successor entity, as the case may be; provided that a Change of Control shall not include a bona fide financing transaction for the benefit of Arcturus (i.e., in which Arcturus raises capital for general working or business purposes) in which voting control of Arcturus transfers to one or more persons or entities who acquire shares of Arcturus, and the existing Arcturus shareholders receive no consideration directly or indirectly in connection with the transaction.

▪“Commercially Reasonable Efforts” or “CRE” shall mean the level of effort, expertise and resources that is substantially and materially consistent with industry standards for companies of similar size and financial resources to research, develop and commercialize the Product, provided such research, development and commercialization is technically feasible, devoting the degree of attention and diligence to such efforts that is substantially and materially consistent with industry standards for a product at a comparable stage in development, with similar market potential, and taking into account, without limitation, issues of safety and efficacy, proprietary position, the competitive environment, the regulatory environment, and other relevant scientific, technical and commercial factors, and for companies of similar size and financial resources.

▪“Disposition Payment” shall have the meaning set forth in Paragraph 2(c).

▪“Disposition Transaction” shall have the meaning set forth in Paragraph 2(c).

▪“Field” shall mean the treatment of cystic fibrosis and other pulmonary diseases.

▪“Interest” shall mean the prime rate applicable during the relevant time period, as published in the Wall Street Journal, plus […***…]* percentage points.

▪“Interruption” shall mean the cessation of Commercially Reasonable Efforts to develop a Product for more than […***…] consecutive days at any time before the first commercial sale of the Product.  For clarity, delays resulting from events outside of Arcturus’s reasonable control (e.g., technical difficulties, shortages of supplies or materials, delays in preclinical or clinical studies or regulatory processes, etc.) will not be deemed cessation of Commercially Reasonable Efforts.

▪“Interruption Payment” shall have the meaning set forth in Paragraph 5(d).

▪“Net Sales” shall mean, for any period, the gross amount received for sales of the Product in the Field by Arcturus or any Arcturus Affiliate, sublicensee or transferee as applicable (a “Selling Person”), to a non-Affiliate of the Selling Person, less the following deductions, in each case to the extent specifically related to the Product and taken by the Selling Person or otherwise paid for or accrued by the Selling Person (“Permitted Deductions”):

trade, cash, promotional and quantity discounts and inventory management fees paid to wholesalers;

tariffs, duties, excises and taxes on sales (including sales or use taxes or value added taxes) to the extent imposed upon and paid directly with respect to such sales (and excluding national, sales or local taxes based on income);

freight, insurance, packing costs and other transportation charges allocated to the sale;

invoiced amounts that are written off as uncollectible in accordance with Selling Person’s accounting policies, consistently applied;

amounts repaid or credits taken by reason of damaged goods, rejections, defects, expired dating, recalls or returns or because of retroactive price reductions, billing errors, or trial prescriptions;

charge back payments, rebates and discounts granted to (i) managed healthcare organizations, (ii) federal, state or provincial or local governments or other agencies, (iii) purchasers and

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reimbursers or (iv) trade customers, including wholesalers and chain and pharmacy buying groups;

discounts paid under state legislated or seller-sponsored discount prescription drug programs or reductions for coupon and voucher programs; and

documented custom duties actually paid by the Selling Person.

Sales of the Product between or among Arcturus and its Affiliates and sublicensees for resale, or for use in the production or manufacture of the Product, shall not be included within Net Sales; provided, however, that any subsequent sale of the Product (or any Product produced or manufactured using the Product) by Arcturus or its Affiliate or sublicensee or transferee to another non-Affiliate third party shall be included within Net Sales.  Net Sales shall exclude any sale or other distribution for use in a clinical trial or other development activity, for compassionate or named-patient use or for test marketing.

▪“Product” shall mean native or chemically modified ribonucleotide sequence of cystic fibrosis transmembrane conductance regulator in any form, dosage or preparation in finished form, and any derivative or combination product, or any successor product containing Arcturus Development Program Technology for use in the Field.

▪“Royalty Cap” shall mean six (6) times the Actual Award.

▪“Surviving Royalties” shall have the meaning set forth in Paragraph 2(c).

CFFT FINAL 5/26/17

We are pleased to make the Award described in this Agreement.  Please indicate your agreement to the terms set forth in this Agreement by signing below.

Sincerely,

Cystic Fibrosis Foundation Therapeutics, Inc.

By:	/s/ Preston Campbell, III
Name:	Preston Campbell, III, M.D.
Title:	President and CEO
Date:	5/25/17

Agreed:

Arcturus Pharmaceuticals, Inc.

By:	/s/ Pad Chivukula
Name:	Dr. Pad Chivukula
Title:	CSO and COO
Date:	May 26, 2017

Exhibit A

Development Program Plan and Budget — see Attachment A

Exhibit B

Payment Schedule

[…***…]*

Payments to be made by CFFT are due […***…] days upon receipt from Arcturus of the corresponding invoice and supporting documentation verifying occurrence of such milestone and PAG verification.

* *** Confidential Treatment Requested

P.I. Samantha Murphy

Attachment A

RESEARCH PLAN

[…***…]*

* *** Confidential Treatment Requested

P.I. Samantha Murphy

[…***…]*

* *** Confidential Treatment Requested

P.I. Samantha Murphy

RESEARCH PLAN

[…***…]*

/s/ S. Murphy 3/20/17	/s/ CSO 3/20/17

* *** Confidential Treatment Requested

P.I. Samantha Murphy

Timeline

[…***…]*

* *** Confidential Treatment Requested

P.I. Samantha Murphy

[…***…]*

* *** Confidential Treatment Requested

P.I. Samantha Murphy

Significance

[…***…]*

* *** Confidential Treatment Requested

P.I. Samantha Murphy

Experimental Design, Methods, and Milestones

[…***…]*

* *** Confidential Treatment Requested

P.I. Samantha Murphy

[…***…]*

* *** Confidential Treatment Requested

P.I. Samantha Murphy

[…***…]*

* *** Confidential Treatment Requested

P.I. Samantha Murphy

[…***…]*

* *** Confidential Treatment Requested

P.I. Samantha Murphy

[…***…]*

* *** Confidential Treatment Requested

P.I. Samantha Murphy

[…***…]*

* *** Confidential Treatment Requested

P.I. Samantha Murphy

Consultant Arrangements and Collaborations

[…***…]*

* *** Confidential Treatment Requested

P.I. Samantha Murphy

[…***…]*

* *** Confidential Treatment Requested

P.I. Samantha Murphy

[…***…]*

* *** Confidential Treatment Requested

P.I. Samantha Murphy

[…***…]*

* *** Confidential Treatment Requested

P.I. Samantha Murphy

[…***…]*

* *** Confidential Treatment Requested

P.I. Samantha Murphy

[…***…]*

* *** Confidential Treatment Requested

P.I. Samantha Murphy

[…***…]*

* *** Confidential Treatment Requested

P.I. Samantha Murphy

[…***…]*

* *** Confidential Treatment Requested

P.I. Samantha Murphy

[…***…]*

* *** Confidential Treatment Requested

P.I. Samantha Murphy

[…***…]*

* *** Confidential Treatment Requested

P.I. Samantha Murphy

[…***…]*

* *** Confidential Treatment Requested

P.I. Samantha Murphy

[…***…]*

* *** Confidential Treatment Requested

P.I. Samantha Murphy

[…***…]*

* *** Confidential Treatment Requested

41